EXHIBIT 10.100

           WATER, HEAT, STEAM AND HOT WATER SUPPLY
                     AND USAGE AGREEMENT

      THIS AGREEMENT, (the "Agreement") is made as of this 3rd day of October, 1996, by and between Tangshan Cayman Heat and Power Company, Ltd., a Sino-foreign equity joint venture company (the "Supplier") and Tangshan Panda Heat and Power Company, Ltd., a Sino-foreign equity joint venture company (the "User").

                      R E C I T A L S:

1. Supplier intends to acquire, own and operate certain water wells and pipeline systems, and to make available for industrial use, water, heat, steam and hot-water (the
     "Products") and their associated facilities.

2. User intends to construct, own and operate a 1x50 MW heat and power, coal-fired generation facility to be located in Luannan County, Hebei Province, People's Republic of
     China (the "Project").

3. Supplier desires to sell its Products and User desires to obtain such Products from the Supplier all upon the terms and conditions contained herein below.

AGREEMENT:

      NOW THEREFORE, based upon the mutual promises made and benefits to be derived as a result of this Agreement, Supplier and User hereby agree as follows:

1.   Term.      The term of this Agreement shall  be  for  a
     period of twenty (20) years from the date hereof.

2.   Sale of Products.   Supplier shall use its best efforts
     to procure the Products and provide the Products to User and User shall purchase all of its requirements for such products from the Supplier in accordance with the terms of this Agreement. In connection with Supplier's furnishing of the Products, Supplier shall keep all records with respect to volumes, pressures, and quantities of the Products made available to the User for purchase and perform, directly or indirectly all technical and administrative functions related to its sale of the Products and User's purchase and payment for all such Products.

3. User's Obligations. User shall be required, irrevocably and unconditionally to purchase from Supplier all of its requirements for the Products unless Supplier gives notice that at any specific time such Products are not available for sale to and purchase by User.

4. Supplier's Obligations. Supplier's obligations to User shall be on a best efforts basis only. Supplier shall not be limited or prohibited as a result of this Agreement from making the Products available and from selling such Products to any other party. Supplier's only obligation to User in such event will be to give notice to User of the quantities, volumes and rates of supply that will be available for purchase by User. Notwithstanding the above, Supplier intends to devote approximately fifty percent (50%) of its resources to a sale of Products directly to the User.

5.   Price.     The  price to be paid by the  User  for  the
     Products sold to it shall be a variable rate calculated quarterly (or at such other intervals as Supplier may require) as follows:

     A Products Usage fee shall be paid as follows:

     [***] THIS LANGUAGE FILED SEPARATELY WITH THE COMMISSION
           PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

6.   Payment.   The  Price  due to be paid  to  Supplier  as
     calculated in Number 5 above, will be calculated by the Supplier in Renminbi (or any successor official currency of the People's Republic of China) on at least a quarterly basis and an invoice for said amount shall be presented to User. User shall have ten (10) days within which to pay said invoice. Such payment will be made in Renminbi in cash or by check or wire transfer to such account as Supplier may direct that payment be made. Any amounts not paid within said ten (10) days shall bear interest at the annualized rate of fifteen percent (15%) (or if such rate is required to be lower under Chinese law, rule or regulation, then at the highest rate permitted thereby).

7.   Dispute  as  to Payment.   In the event User  does  not
     agree with the invoiced amount, then User shall give notice to Supplier with the said ten (10) day period, of the amount in dispute, the reason for any discrepancy in the calculation presented by Supplier, and User's calculation of the charges then due. Supplier and User shall meet amicably to resolve any such discrepancy, but in any event, User shall make payment for all portions of the invoiced amount that are not in dispute, within the time required for payment.

8.   Address  for  Notices.     Any notice  required  to  be
     given and any other written communication between Supplier shall be given as provided below:

          If to Supplier:
          Tangshan Cayman Heat and Power Company, Ltd.
          4100 Spring Valley Road, Suite 1001
          Dallas, Texas 75244
          Attention:
          Telephone:     (972) 980-7159
          Facsimile:     (972)980-6815

          with a copy to:
          Pan-Western Energy, LLC


          If  to  User:
          Tangshan Panda  Heat  and  Power Company, Ltd.
          4100 Spring Valley Road, Suite 1001
          Dallas, Texas 75244
          Attention:
          Telephone:     (972) 980-7159
          Facsimile:     (972)980-6815

          with a copy to:
          Pan-Western Energy, LLC


9.   Delay  and  Waiver.   No delay or omission to  exercise
     any right, power or remedy accruing to Supplier or User under this Agreement or on account of any breach or default hereof shall impair any such right, power or remedy of the other Party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring. Any waiver, permit consent or approval of any kind or character must be in writing and shall be effective only to the extent specifically set forth in such writing.

10.  Entire  Agreement.   This Agreement  contains  all  the
     terms and conditions finally agreed between Supplier and User with respect to the subject matter hereof and any oral negotiations or prior agreements of the Parties are hereby merged with and into this final Agreement. This Agreement may only be amended or modified by an instrument in writing signed by both Supplier and User.

11. Governing Law. This Agreement shall be governed by and be construed and interpreted in accordance with the Laws of the [People's Republic of China].

12.  Severability.   In  case if any  one  or  more  of  the
     provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.  Successors  and  Assigns.   The  provisions   of   this
     Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

      IN WITNESS WHEREOF, Supplier and User have caused this
Agreement to be duly executed by their officers, duly authorized as of the day and year first above written.

          USER:               TANGSHAN PANDA HEAT AND POWER
					COMPANY, LTD.


                              By:
                              Title:
                              Name:


          SUPPLIER:           TANGSHAN CAYMAN HEAT AND
                              POWER COMPANY, LTD.


                              By:
                              Title:
                              Name: